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EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS OF POLYCOM, INC. AS OF DECEMBER 31, 2000 AND 1999, AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 TOGETHER WITH ACCOMPANYING NOTES, AND THE RELATED FINANCIAL STATEMENT SCHEDULE, SUPPLEMENTARY FINANCIAL DATA AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, AMONG OTHER THINGS, STATEMENTS REGARDING OUR ANTICIPATED PRODUCT OFFERINGS, CUSTOMER AND GEOGRAPHIC REVENUE MIX, GROSS MARGINS AND OPERATING COSTS AND EXPENSES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "OTHER FACTORS AFFECTING FUTURE OPERATIONS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

    We were incorporated in December 1990. We were engaged principally in research and development from inception through September 1992, when we began volume shipments of our first voice communications product, the SoundStation. In April 2001, we acquired Circa Communications Ltd ("Circa"), a leading developer of voice over internet protocol (VoIP) telephony products and broadened our voice communication products to support VoIP telephony. See Note 17 of Notes to Consolidated Financial Statements. Currently, our voice communications products consist principally of the SoundStation, SoundStation EX, SoundStation Premier, SoundStation Premier EX, SoundPoint and SoundPoint Pro. In January 1998, we completed the acquisition of ViaVideo Communications, Inc. ("ViaVideo"), a development stage company that designed and developed high-quality, low-cost, easy-to-use, group video communications systems. In February 1998, we began customer shipments of the ViewStation product family, our video communications equipment product line. Currently, our video communications products consist principally of the ViewStation 128, ViewStation 512, ViewStation V.35, ViewStation MP, ViewStation SP, ViewStation FX, VS 4000 and ViaVideo. In December 1999, we acquired Atlas Communication Engines, Inc. ("Atlas"), a privately-held, original equipment manufacturer (OEM) supplier of integrated access devices (IADs), and an emerging supplier of digital subscriber line (DSL) routers. In addition, Atlas also sold non-DSL custom communications products under OEM arrangements. Atlas' line of IADs and DSL routers, which have become our network access product line, provides voice and data over the rapidly-growing DSL network. In February 2001, we acquired Accord Networks Ltd. ("Accord"), a leading provider of next-generation, rich-media network products that enable Internet Protocol and other network voice and video communications in both the customer premises and service provider markets. Accord's product line has become our network systems product family. See Note 2 of Notes to Consolidated Financial Statements.

    Through December 31, 2000, we derived a substantial majority of our net revenues from sales of our ViewStation, network systems products, SoundStation and network access products. We anticipate that the ViewStation, network systems products, SoundStation and network access products will continue to account for a significant portion of our net revenues at least for the next twelve months. Any factor adversely affecting the demand or supply for these products would harm our business, financial condition, cash flows and results of operations.

Results of Operations for the Three Years Ended December 31, 2000

    The following table sets forth, as a percentage of net revenues, consolidated statement of income data for the periods indicated.

	Year Ended December 31,
	2000	1999	1998
Net revenues	100%	100%	100%
Cost of net revenues	44%	44%	49%

Gross profit	56%	56%	51%
Operating expenses:
Sales and marketing	19%	19%	20%
Research and development	12%	11%	13%
General and administrative	5%	6%	6%
Acquisition costs	1%	1%	0%
Royalties prepayment	2%	0%	0%
Litigation settlement	2%	0%	0%
Litigation reserve release	(1%)	0%	0%

Total operating expenses	40%	37%	39%

Operating income	16%	19%	12%
Interest income, net	2%	0%	0%
Other investments adjustment	(2%)	0%	0%
Other expense, net	0%	0%	0%

Income before provision for income taxes	16%	19%	12%
Provision for income taxes	6%	6%	1%

Net income	10%	13%	11%

Net Revenues

    Net revenues for the year ended December 31, 2000 increased 66% over the same period of 1999. This increase was due primarily to an increased sales volume of our video communication products which accounted for 60% of the total increase. In addition, sales volume increases in our network access, voice communication and network systems products also contributed to the improvement over 1999. The increase in voice communications revenue accounted for 12% of the total increase, the increase in network access products accounted for 16% of the total increase, and the increase in network systems revenue accounted for the remaining 12% of the total increase. We also had a significant increase in sales in each international region in 2000 over 1999 due to an increased focus on expanding into foreign markets. This expansion included adding sales and marketing, operational and administrative resources.

    Net revenues for the year ended December 31, 1999 increased 74% over the same period of 1998. This was due primarily to sales volume increases in our video communications products which accounted for 73% of the total increase. These products began shipping in February of 1998 and we have added various models since that time. Additionally, voice communications products sales volume increases also contributed to the revenue growth and accounted for 14% of the total increase while increases in the network systems revenues accounted for the remaining 13% of the total increase. Although a majority of our revenue growth was from North America, we also experienced growth in net revenues in Europe due to our increase in investment in this region in 1999.

    A major contributor to the expected growth of the broadband market has been the deployment of digital subscriber lines, or DSL. Beginning in the second half of 2000, some DSL providers experienced delays in delivering their service which caused financial troubles for these companies. These DSL providers are customers of our network access products through OEM providers we use as resellers. These service delays slowed the expected growth in this market which in turn slowed sales of our network access products. If these conditions persist, they will negatively impact revenues from our network access products.

    In 2000, 1999 and 1998, we derived a substantial majority of our net revenues from sales of our video communication, voice communication, network systems and network access products. No customer accounted for more than 10% of our net revenues for the fiscal year ended December 31, 2000. However, one customer, Lucent Technologies, accounted for 11% of our net revenues in the three months ended December 31, 2000, primarily from sales of our network access products. In addition, Lucent Technologies accounted for 10% of net revenues in both 1999 and 1998. If, for any reason, Lucent Technologies reduced their purchases of our products, it would harm our business. No other customer or reseller accounted for more than 10% of our net revenues during these periods. See Note 14 of Notes to Consolidated Financial Statements for business segment information.

    Our business is subject to the risks arising from domestic and global economic conditions. Recently, economic growth in the Unites States has slowed to the point where industries are delaying or reducing technology purchases. The impact of this slow down on us is difficult to predict. If our customers delay ordering our products we will fall short of our revenue expectations for any given quarter in 2001 or for the entire year. These conditions would negatively affect our business and profitability. In addition, weakness in the end-user market could negatively affect the cash flow of our reseller customers who could, in turn, delay paying their obligations to us. This would increase our credit risk exposure which could harm our profitability and financial condition.

    International net revenues (revenues outside of North America) accounted for 32%, 30% and 23% of total net revenues for 2000, 1999 and 1998, respectively (see Note 14 of Notes to Consolidated Financial Statements). In the fiscal year ended 2000, we continued to make investments in Europe, Asia and, to a lesser degree, in Latin America. This expansion of resources was the main reason for the increase in the international percentage of total net revenues despite the increase in net revenue from sales of our network access products which were sold primarily in North America. An increase in our video communication products unit sales volume in Europe, Asia and Latin America was the primary reason for the increase in the international percentage of total net revenues in 2000 over 1999. In 1999, our increased investment in resources in Europe over 1998 helped drive volumes and revenues up as a percentage of our revenue. Within Europe, video revenues were the main driver of the increase in 1999 over 1998. In addition, net revenues derived from sales of our products in Asia also increased as a percentage of our net revenue in 1999 over 1998.

    We anticipate that international sales will continue to account for a significant portion of total net revenues for the foreseeable future, and we plan to continue our expansion in Europe, Asia and Latin America in 2001. International sales, however, are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Additionally, international net revenues may fluctuate as a percentage of net revenues in the future as we introduce new products, since we expect to initially introduce such products in North America and also because of the additional time required for product homologation and regulatory approvals of new products in international markets. To the extent we are unable to expand international sales in a timely and cost-effective manner, our business could be harmed. We cannot assure you that we will be able to maintain or increase international market demand for our products. Additionally, to date, a substantial majority of our international sales has been denominated in U.S. currency; however, if international sales were denominated in local currencies in the future, these transactions would be subject to currency fluctuation risks. Further, to date, the establishment of the European Currency Unit (the "Euro") by the European Union as the common legal currency in Europe has not had any significant impact on us since a substantial majority of our international sales are denominated in U.S. currency. However, there may be an impact in the future due to the recent weakening of the Euro against the dollar as this requires customers to convert a greater number Euros into dollars to settle their outstanding debts to us.

Cost of Net Revenues

    Cost of net revenues consists primarily of contract manufacturer costs including material and direct labor, our manufacturing organization, tooling depreciation, warranty expense, royalty payments and an allocation of overhead expenses. The cost of net revenues as a percentage of total net revenues for the year ended December 31, 2000 was 44%, which is consistent with 1999. Overall, a more favorable product mix generated from increased shipments of higher margin network systems and video products, and favorable material price variances, were offset by a write-down of certain media server inventory, including the ShowStation IP, to net realizable value and higher shipment volumes of our lower margin network access products.

    When comparing the cost of net revenues as a percentage of net revenues in 1999 to 1998, the percentage decreased to 44% from 49%. The improvement in cost in 1999 over 1998 was attributable to a more favorable product mix as more shipments of the higher margin video products occurred, and favorable material price improvements. These decreases were offset by a write-down of the ShowStation IP inventory and the SoundPoint inventory to net realizable value and reduced revenue received under a joint development and marketing agreement with 3M concerning the ViewStation which had very low associated costs. We received $0.9 million in revenue under this agreement in 1999 compared to $2.5 million in 1998.

    Forecasting future gross margin percentages is difficult. While we expect that our future overall cost of net revenues percentage will be within a few percentage points of the current level, there are a number of risks associated with maintaining our current gross margin levels. For example, uncertainties surrounding revenue levels and related production level variances, competition, changes in technology, changes in product mix, manufacturing efficiencies of subcontractors, manufacturing and purchased part variances, warranty costs and timing of sales over the next few quarters can cause our cost of net revenues percentage to fluctuate significantly. Additionally, our IAD and DSL equipment products, VoIP products and other desktop products have a significantly higher cost of net revenue percentage than our network systems, ViewStation and SoundStation products. If the IAD, DSL, VoIP and other desktop products grow to become a significant portion of our revenue stream, this will have a negative effect on our future cost of net revenues percentages. Also, we may reduce prices on our products in the future for competitive reasons or to stimulate demand which could increase our cost of net revenues percentage. However, we cannot assure you that any of these potential price reductions would offset competitive pressures or stimulate demand. In addition, cost variances associated with the manufacturing ramp of new products, such as the NetEngine, the VoIP telephony products or any other new product, could occur which would increase our cost of net revenues percentage. Further, gross margins associated with the ViaVideo, ViewStation SP and the SoundPoint Pro are lower than the targeted gross margins of our product portfolio, while the gross margins for the network systems products are higher than or closer to our targeted gross margins. The proportional contribution of these products to our product mix can have a significant impact on our overall gross margins. In addition to the uncertainties listed above, cost of net revenues as a percentage of net revenues may increase due to a change in the mix of distribution channels and the mix of international versus North American revenues.

Sales and Marketing Expenses

	Year End December 31,			Increase (Decrease) From Prior Year
	2000	1999	1998	2000	1999
	Dollars in Thousands
Expenses	$70,745	$43,366	$25,845	63%	68%
% of Net Revenues	19%	19%	20%	0%	(1%)

    Sales and marketing expenses consist primarily of salaries and commissions for our sales force, advertising and promotional expenses, product marketing, an allocation of overhead expenses and customer service and support costs. The increase in sales and marketing expenses in absolute dollars in 2000 over 1999 was primarily related to increased advertising and promotional expenditures for our video, network systems and network access products. Additionally, an increase in our investment in our worldwide sales effort also contributed to the increases over 1999. The increase in sales and marketing expenses in absolute dollars in 1999 over 1998 was primarily related to increased advertising and promotional expenditures for our video, network systems and voice products. Additionally, an increase in our investment in our worldwide sales efforts and the resulting staff increases also contributed to the increase over 1998.

    We expect to continue to increase our sales and marketing expenses in absolute dollar amounts in an effort to expand North American and international markets, market new products and establish and expand distribution channels. In particular, our acquisition of Atlas expanded our product portfolio into the DSL access market which will require significant additional marketing expenditures to communicate the value of our new product offerings as well as significant additional sales expenditures to develop a new sales organization for this market. In addition, due to the innovative nature of our ViaVideo, ViewStation, Network Systems and upcoming VoIP products, we believe we will incur additional expenses for sales and marketing, especially advertising, to educate potential customers as to the desirability of these products over competing products. Also, we will further invest in the international markets, increasing the absolute dollars spent in this area. Further, we are currently expanding our service organization to provide expanded and improved support for our products which will increase our sales and marketing expenses.

Research and Development Expenses

	Year End December 31,			Increase (Decrease) From Prior Year
	2000	1999	1998	2000	1999
	Dollars in Thousands
Expenses	$43,570	$25,724	$17,158	69%	50%
% of Net Revenues	12%	11%	13%	1%	(2%)

    Research and development expenses consist primarily of compensation costs, consulting fees, depreciation and an allocation of overhead expenses. Expense increases in video, voice, network systems and network access product development all contributed to the total increase in 2000 over 1999. Individually, the increase in video communication product development expenditures accounted for 37% of the total increase, network access development expenditures accounted for 29% of the total increase, network systems development expenditures accounted for 23% of the total increase, and the increase in voice communications accounted for the remaining 11% of the total increase. The research and development expense increased in 1999 over 1998 due to increases in the video, voice, network access and network systems products. In all years presented, all research and development costs have been expensed as incurred.

    We believe that technological leadership is critical to our success and we are committed to continuing a high level of research and development. Also, continued investment in new product initiatives such as network systems products, DSL access, VoIP and desktop products will require significant research and development spending. Consequently, we intend to increase research and development expenses in absolute dollars and as a percentage of net revenues in the future. However, due to the extremely competitive hiring market in high-technology industries, we may not be able to find or hire qualified personnel in a timely manner or at all.

General and Administrative Expenses

	Year End December 31,			Increase (Decrease) From Prior Year
	2000	1999	1998	2000	1999
	Dollars in Thousands
Expenses	$20,702	$12,729	$7,751	63%	64%
% of Net Revenues	5%	6%	6%	(1%)	0%

    General and administrative expenses consist primarily of compensation costs, allocation of overhead expenses, bad debt write-offs, legal expenses and accounting expenses. The increase in general and administrative expenses in 2000 over 1999 was due to increased staffing and infrastructure costs to support our growth, including the additional costs to upgrade our management information system, expansions in Europe and Asia, and higher bad debt expense. The increase in general and administrative expenses in 1999 over 1998 was due to increased staffing and infrastructure costs to support our growth including the conversion of the management information system.

    We believe that our general and administrative expenses will continue to increase in absolute dollar amounts in the future primarily as a result of expansion of our administrative staff and costs related to supporting a larger company. These additional charges include principally expenses related to expansions of our information system and infrastructure charges related to the significant investments being made in the international regions. Additionally, write-offs associated with bad debt are difficult to predict and material write-offs could negatively affect our profitability in the quarter they are made.

Acquisition Costs

    We incurred acquisition costs totaling $4.8 million in 2000, $1.7 million in 1999 and $0.2 million in 1998. In 2000, these costs were related to the acquisition of Accord completed in February 2001. In 1999, these costs were related to the acquisition of Atlas completed in December 1999. In 1998, the costs incurred were related to the acquisition of ViaVideo. A significant portion of these charges for these acquisitions were for outside financial advisory, legal and accounting services. We have incurred further material acquisition related expenses associated with the Accord acquisition and the pending PictureTel Corporation acquisition in 2001. We expect to incur future material expenses relating to these acquisitions, and there may be other acquisition expenses related to other such transactions in the future.

Grant repayment

    In the fourth quarter of 2000 Accord incurred a charge of $5.9 million relating to the repayment of all outstanding grants from the Office of the Chief Scientist in Israel (OCS) and the Israel-U.S. Binational Industrial Research and Development foundation (BIRD). The payments to OCS and BIRD were derived directly from the commercial success of Accord products resulting from research and development funding received from those organizations.

Litigation Settlement

    On November 20, 1998, VideoServer, Inc., now known as Ezenia! Inc., filed a patent infringement claim against Accord's U.S. subsidiary, Accord Networks, Inc., in the United States District Court, District of Massachusetts, alleging that the U.S. subsidiary had and was willfully and deliberately infringing on one of Ezenia!'s patents. The plaintiff later amended its complaint to allege that the U.S. subsidiary also had and was willfully and deliberately infringing on other patents. On June 10, 1999, Accord was added as a defendant in the lawsuit. On June 16, 2000, Accord and its U.S. subsidiary entered into a written settlement agreement, and the Court entered an order dismissing the case. The lawsuit settlement cost of $6.5 million represents a one-time charge resulting from this settlement.

Litigation Reserve Release

    On September 3, 1997, VTEL Corporation (VTEL) filed a lawsuit in the State District Court in Travis County, Texas against ViaVideo Communications, Inc., a subsidiary of Polycom, and its founders (who were formerly employed by VTEL). On May 27, 1998, VTEL amended its suit to add Polycom as a defendant. In the lawsuit, VTEL alleged breach of contract, breach of confidential relationship, disclosure of proprietary information and related allegations. ViaVideo, its founders and Polycom answered the suit, denying in their entirety VTEL's allegations. On March 3, 2000, VTEL voluntarily dismissed the allegations against Polycom and ViaVideo with prejudice for no consideration. As a one-time item in the first quarter of 2000, the excess accrual associated with the expenses we estimated we would incur in connection with this lawsuit, totaling $1.8 million, was released since no further material expenses will be incurred. See Note 8 of Notes to Consolidated Financial Statements.

Interest Income, Net

    Interest income, net consists of interest earned on our cash, cash equivalents and investments less bank charges resulting from the use of Polycom's bank accounts and interest expense from Polycom's credit facilities. Interest income, net of interest expense was $8.4 million in 2000, $1.6 million in 1999 and $0.9 million in 1998. The fluctuations in interest income, net are due primarily to changes in average cash and investment balances throughout the year the most significant of which relates to our secondary stock offering and Accord's initial public offering which raised $203.2 million in the third quarter of 2000.

Other Investments Adjustment

    Throughout the year ended December 31, 2000, we made various investments in private companies that are included in "Other investments" in our balance sheet. In accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we monitor the value of these investments for impairment and make appropriate reductions in carrying value when necessary. During 2000, we determined that the value of these investments became impaired and we reduced the carrying amount by $5.9 million.

Provision for Income Taxes

    The provision for income taxes was $24.2 million in 2000, $13.6 million in 1999 and $1.7 million in 1998. The increase in income taxes in 2000 over 1999 was due to our increased profitability. The increase in income taxes in 1999 over 1998 was also due to our increased profitability offset by the reversal of our deferred tax valuation allowance in 1999 due to our belief that the deferred tax assets will more likely than not be realized.

    As of December 31, 2000, we had approximately $20.1 million in net operating loss carryforwards and $8.3 million in tax credit carryforwards as well as other deferred tax assets arising from temporary differences. See Note 13 of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

    As of December 31, 2000, our principal sources of liquidity included cash and cash equivalents of $189.4 million, short-term investments of $52.4 million and long-term investments of $53.5 million. Additionally, we have a $15.0 million line of credit with a bank and $10.1 million in other investments related to non-marketable equity securities. The line of credit facility contains provisions that require the maintenance of certain financial ratios and profitability requirements. As of December 31, 2000, we were in compliance with these covenants.

    We generated cash from operating activities totaling $38.1 million in 2000, $38.1 million in 1999 and $0.8 million in 1998. When comparing 2000 activity to 1999, improvements in net income before non-cash items and an increase in the tax benefits from the exercise of employee stock options and employee stock purchase plan transactions was offset by higher growth in inventories, deferred taxes, non-trade receivables and a lower increase in current liabilities. The improvement in cash from operating activities in 1999 over 1998 was due primarily to the improvement in net income before non-cash items, an increase in accounts and taxes payable and a smaller increase in inventories, offset somewhat by the growth in receivables and deferred taxes.

    The total net change in cash and cash equivalents for the year ended 2000 was an increase of $147.7 million. The primary sources of cash were $203.2 million from a follow-on stock offering (net of issuance costs) and Accord's initial public offering (net of issuance costs), $38.1 million from operating activities, $14.9 million associated with the exercise of stock options and purchases under the employee stock purchase plan and $1.0 million from issuance of preferred stock (net of issuance costs). The primary uses of cash during this same period were $82.1 million for net purchases of investments, $18.3 million for purchases of property, plant and equipment and $9.2 million for purchases of licenses. The positive cash from operating activities was primarily the result of net income before considering non-cash expenses, such as depreciation and amortization, the provision for doubtful accounts, the tax benefits from the exercise of employee stock options, the investment loss adjustment, and higher total current liabilities (including accounts payable and taxes payable), offset by an increase in inventories, trade and non-trade receivables, deferred taxes and other assets.

    Our material commitments consist of obligations under our operating leases. We also maintain, from time to time, commercial letters of credit as payments for the importation of certain products. These amounts do not exceed $100,000 and are outstanding less than 120 days. In addition, our bank has issued letters of credit to secure the leases on some of our offices. These letters of credit total less than $100,000 and are secured by our credit facilities or cash deposits with our banks. See Notes 8 and 9 of the Notes to Consolidated Financial Statements.

    In July 2000, Accord completed an initial public offering of 1,762,376 shares of common stock at an offering price of $35.89 per share. Of the shares sold, 1,732,645 were sold by Accord for net proceeds of approximately $54.9 million, and 29,731 shares were sold by selling stockholders.

    In August 2000, we completed the follow-on offering of 5,608,976 shares of common stock at a price of $45.438 per share. Of the shares sold, approximately 3.5 million shares were sold by us for net proceeds of approximately $148.3 million, and the balance of shares were sold by a selling stockholder. We are using the net proceeds from this sale primarily for general corporate purposes, including working capital and capital expenditures.

    We believe that our available cash, cash equivalents, investments and our bank line of credit will be sufficient to meet our operating expenses and capital requirements through at least the next eighteen months. Our future liquidity and cash requirements will depend on numerous factors, including the introduction of new products and potential acquisitions of related businesses or technologies.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, as amended by SFAS 138, established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for the fiscal years beginning after June 15, 2000. We adopted this pronouncement on January 1, 2001. This adoption did not have a material impact on our consolidated financial position, results of operations or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter of the fiscal year beginning after December 15, 1999. The adoption of SAB 101 has not had a material impact on our consolidated financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and bank borrowings. We do not use derivative financial instruments and our investment portfolio, excluding "Other Investments," only includes highly liquid instruments.

    We are subject to fluctuating interest rates that may impact, adversely or otherwise, our results of operations or cash flows for our variable rate bank borrowings, available-for-sale securities and cash and cash equivalents.

    The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio and debt obligations:

	Expected Maturity
	2001	2002	2003	Total
	(in thousands, except interest rates)
As of December 31, 2000:
Assets
Cash and cash equivalents	$189,399	—	—	$189,399
Average interest rates	5.18%	—	—	5.18%
Short-term and long-term investments	$52,399	$52,891	—	$105,290
Average interest rates	5.75%	5.69%	—	5.72%
Liabilities
Bank lines of credit	—	—	—	—
Average interest rates	9.08%	—	—	9.08%

    The estimated fair value of our cash and cash equivalents approximates the principal amounts reflected above based on the short maturities of these financial instruments. We also hold a $0.7 million investment in publicly traded equity securities which was marked to market from our original $1.0 million investment value. The market risk for this investment is driven by movements in the market price of this investment.

    We have made investments in private companies. These investments are included in "Other Investments" in our consolidated balance sheet and are carried at cost less any impairment loss. We monitor these investments for impairment and make appropriate reductions in carrying value when necessary. Impairment losses are evaluated regularly and are driven by movements in the current valuations of these companies, which are influenced by general securities market conditions. For all of these investments, our ownership is less than 20% of the company and we do not have the ability to exercise significant influence over their operations.

    All of our sales are denominated in US dollars. As only a small amount of foreign bills are paid in currencies other than the US dollar, our foreign exchange risk is considered immaterial to our consolidated financial position, results of operations or cash flows.

POLYCOM, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F–1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Polycom, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders equity and of cash flows present fairly, in all material respects, the financial position of Polycom, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material aspects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
San Jose, California
January 18, 2001
except as to the pooling of interests with
Accord Networks, Ltd. which is as of February 28, 2001

F–2

POLYCOM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$189,399	$41,739
Short-term investments	52,399	24,815
Trade receivables, net of allowance for doubtful accounts of $2,588 and $1,642 in 2000 and 1999, respectively	75,653	53,537
Inventories	49,971	20,922
Deferred taxes	26,623	9,059
Non-trade receivables	8,065	3,669
Prepaid expenses and other current assets	3,218	844

Total current assets	405,328	154,585
Fixed assets, net	22,046	11,853
Long-term investments	53,543	15,050
Other investments	10,146	—
Noncurrent deferred taxes	2,811	1,546
Licenses	7,778	—
Other assets	2,056	2,185

Total assets	$503,708	$185,219

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,614	$28,653
Accrued payroll and related liabilities	8,770	5,158
Taxes payable	16,188	9,633
Other accrued liabilities	20,787	14,135

Total current liabilities	79,359	57,579
Long-term liabilities	1,566	914

Total liabilities	80,925	58,493

Commitments and contingencies (Note 8)	—	—
Mandatorily redeemable convertible preferred stock, $0.002 par value	—	25,916

Stockholders' equity:
Preferred stock, $0.001 par value:
Authorized: 5,000,000 shares in 2000 and 1999
Issued and outstanding: none in 2000 and 1999	—	—
Common stock, $0.0005 par value:
Authorized: 175,000,000 shares
Issued and outstanding: 81,968,988 shares in 2000 and 69,254,118 in 1999	41	34
Additional paid-in capital	380,975	97,837
Unearned stock-based compensation	(610)	(1,953)
Cumulative other comprehensive loss	(63)	(85)
Retained earnings	42,440	4,977

Total stockholders' equity	422,783	100,810

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders' equity	$503,708	$185,219

The accompanying notes are an integral part of these consolidated financial statements.

F–3

POLYCOM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Year ended December 31,
	2000	1999	1998
Net revenues	$373,554	$224,902	$129,483
Cost of net revenues	164,099	99,698	63,092

Gross profit	209,455	125,204	66,391
Operating expenses:
Sales and marketing	70,745	43,366	25,845
Research and development	43,570	25,724	17,158
General and administrative	20,702	12,729	7,751
Acquisition costs	4,768	1,650	185
Grant repayment	5,876	—	—
Litigation settlement	6,500	—	—
Litigation reserve release	(1,843)	—	—

Total operating expenses	150,318	83,469	50,939

Operating income	59,137	41,735	15,452
Interest income, net	8,419	1,629	927
Other investments adjustment	(5,854)	—	—
Other income (expense)	8	(31)	(9)

Income before provision for income taxes	61,710	43,333	16,370
Provision for income taxes	24,247	13,616	1,749

Net income	$37,463	$29,717	$14,621

Basic net income per share	$0.50	$0.45	$0.25

Diluted net income per share	$0.45	$0.38	$0.20

Shares used in basic per share calculation	75,264	65,475	58,012
Shares used in diluted per share calculation	83,828	77,848	71,609

The accompanying notes are an integral part of these consolidated financial statements.

F–4

POLYCOM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except share data)

	Preferred Stock		Common Stock
					Additional Paid-In Capital	Unearned Stock-based Compensation		Retained Earnings (Deficit)
	Shares	Amount	Shares	Amount			Other		Total
Balances, January 1, 1998	5,809,094	$5	47,185,147	$23	$53,241	$—	$(24)	$(38,416)	$14,829
Conversion of preferred stock into common stock	(5,809,094)	(5)	11,618,188	6	(1)	—	—	—	—
Issuance of common stock	—	—	2,040,952	1	7,629	—	—	—	7,630
Exercise of stock options under stock option plan	—	—	1,582,360	1	1,650	—	—	—	1,651
Shares purchased under employee stock purchase plan	—	—	159,940	—	495	—	—	—	495
Cost of Stockholders' Rights Plan	—	—	—	—	(26)	—	—	—	(26)
Payment of stockholder notes receivable	—	—	—	—	—	—	24	—	24
Valuation of options granted to outside consultants	—	—	—	—	127	—	—	—	127
Tax benefit from stock option activity	—	—	—	—	2,121	—	—	—	2,121
Dividend to S-Corporation shareholders	—	—	—	—	—	—	—	(617)	(617)
Capital contribution by S-Corporation shareholders	—	—	—	—	225	—	—	(225)	—
Net income	—	—	—	—	—	—	—	14,621	14,621

Balances, December 31, 1998	—	$—	62,586,587	$31	$65,461	$—	$—	$(24,637)	$40,855

Issuance of stock through exercise of warrants	—	—	4,000,000	2	14,998	—	—	—	15,000
Exercise of stock options under stock option plan	—	—	2,393,221	1	4,752	—	—	—	4,753
Shares purchased under employee stock purchase plan	—	—	274,310	—	1,039	—	—	—	1,039
Cost of registration statements	—	—	—	—	(31)	—	—	—	(31)
Valuation of options granted to outside consultants	—	—	—	—	114	—	—	—	114
Unearned stock-based compensation	—	—	—	—	2,400	(2,400)	—	—	—
Amortization of stock-based compensation	—	—	—	—	—	447	—	—	447
Tax benefit from stock option activity	—	—	—	—	9,104	—	—	—	9,104
Cumulative other comprehensive loss	—	—	—	—	—	—	(85)	—	(85)
Dividend to S-Corporation shareholders	—	—	—	—	—	—	—	(103)	(103)
Net income	—	—	—	—	—	—	—	29,717	29,717

Balances, December 31, 1999	—	$—	69,254,118	$34	$97,837	$(1,953)	$(85)	$4,977	$100,810

Issuance of stock, net of issuance costs	—	—	5,184,323	3	203,235	—	—	—	203,238
Conversion of mandatorily redeemable preferred stock into common stock	—	—	3,693,761	2	27,079	—	—	—	27,081
Issuance of stock related to exercise of warrants	—	—	324,833	—	—	—	—	—	—
Exercise of stock options under stock option plan	—	—	3,288,859	2	12,531	—	—	—	12,533
Shares purchased under employee stock purchase plan	—	—	223,094	—	2,433	—	—	—	2,433
Cost of registration statements	—	—	—	—	(85)	—	—	—	(85)
Valuation of options granted to outside consultants	—	—	—	—	122	—	—	—	122
Reversal of unearned stock-based compensation upon termination of employment	—	—	—	—	(498)	498	—	—	— —
Amortization of stock-based compensation	—	—	—	—	—	845	—	—	845
Tax benefit from stock option activity	—	—	—	—	38,321	—	—	—	38,321
Cumulative other comprehensive loss	—	—	—	—	—	—	22	—	22
Net income	—	—	—	—	—	—	—	37,463	37,463

Balances, December 31, 2000	—	$—	81,968,988	$41	$380,975	$(610)	$(63)	$42,440	$422,783

    The accompanying notes are an integral part of these consolidated financial statements.

F–5

POLYCOM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2000	1999	1998
Cash flows from operating activities:
Net income	$37,463	$29,717	$14,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,406	5,023	3,856
Provision for doubtful accounts	1,739	771	400
Provision for excess and obsolete inventories	3,101	4,958	2,799
Tax benefit from exercise of stock options	38,321	9,104	2,121
Other investments loss adjustment	5,854	—	—
Value of stock-based compensation	956	578	123
Loss on asset dispositions	—	14	16
Changes in assets and liabilities:
Trade receivables	(23,855)	(24,881)	(19,994)
Inventories	(32,150)	(6,413)	(10,289)
Deferred taxes	(18,829)	(8,011)	(2,594)
Prepaid expenses and other current assets	(6,343)	(2,901)	946
Accounts payable	4,961	15,127	1,162
Taxes payable	6,555	8,228	1,292
Accrued liabilities	10,916	6,740	6,372

Net cash provided by operating activities	38,095	38,054	831

Cash flows from investing activities:
Acquisition of fixed assets	(18,267)	(8,598)	(6,545)
Purchase of licenses	(9,249)	—	—
Purchase of investments	(142,189)	(44,735)	(9,686)
Proceeds from sale and maturities of investments	60,134	10,268	9,387
Other	—	612	36

Net cash used in investing activities	(109,571)	(42,453)	(6,808)

Cash flows from financing activities:
Proceeds from stock offering, net of issuance costs	203,238	—	—
Proceeds from issuance of common stock, net of issuance costs	14,903	5,744	9,751
Proceeds from issuance of preferred stock, net of issuance costs	995	5,805	2,633
Proceeds from exercise of warrants	—	15,000	3
Dividends paid to S-Corporation shareholders	—	(103)	(617)
Repayment of stockholder notes receivable, net	—	250	24
Proceeds from borrowings	—	—	9,601
Repayment of borrowings	—	—	(10,638)

Net cash provided by financing activities	219,136	26,696	10,757

Net increase in cash and cash equivalents	147,660	22,297	4,780
Cash and cash equivalents, beginning of period	41,739	19,442	14,662

Cash and cash equivalents, end of period	$189,399	$41,739	$19,442

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$63	$110	$50
Income taxes paid	$337	$4,340	$450
Advertising barter trade credits	$—	$(770)	$770
Supplemental schedule of noncash investing and financing:
Capital leases	$—	$34	$113
Capital contribution of S-Corp shareholders	$—	$—	$225
Conversion of preferred shares to common stock	$27,081	$—	$9,496
Conversion of loans from stockholders to preferred shares	$—	$—	$6,106

The accompanying notes are an integral part of these consolidated financial statements.

F–6

POLYCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Formation and Business of the Company:

    Polycom, Inc. and subsidiaries (the Company), a Delaware corporation, develops, manufactures and markets high-quality, easy-to-use communications equipment that enables enterprise users to access broadband network services and leverage increased bandwidth to more conveniently conduct voice, video and data communications. The Company's products are distributed and serviced globally. The Company sells its products through marketing and sales relationships with a wide network of value-added resellers, telecommunications equipment distributors, wireline equipment manufacturers, telecommunication service providers, and retailers.

2. Summary of Significant Accounting Policies:

  Fiscal Year:

    The Company uses a 52-53 week fiscal year. As a result, a fiscal year may not end as of the same day as the calendar year. For convenience of presentation, the accompanying consolidated financial statements have been shown as ending on December 31 of each applicable period. Due to timing, 1998 was a 53 week fiscal year. Consequently, the first quarter of 1998 had 14 weeks rather than the usual 13 weeks.

  Reclassifications:

    Certain items in prior year's consolidated financial statements have been reclassified to conform to current year's format.

  Principles of Accounting and Consolidation:

    These consolidated financial statements have been prepared in accordance with United States of America generally accepted accounting principles.

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with Accord Networks Ltd. (Accord) on February 28, 2001.

  Use of Estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

    The Company considers all highly liquid investments with original or remaining maturities of 90 days or less at the time of purchase to be cash equivalents.

F–7

  Investments:

    The Company's investments are comprised of U.S., state and municipal government obligations and foreign and domestic public corporate debt securities. Investments with maturities of less than one year are considered short-term and are carried at fair value. Nearly all investments are held in the Company's name at a limited number of major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and loses reflected in interest income, net. At December 31, 2000 and 1999, all of the Company's investments were classified as available-for-sale. Unrealized gains and losses on these investments are included as a separate component of other accumulated comprehensive loss in stockholders' equity.

    The Company also has investments in private companies. These investments are included in "Other Investments" in the Company's balance sheet and are carried at cost less any impairment loss. The Company monitors these investments for impairment and makes appropriate reductions in carrying value when necessary. During 2000, the Company determined that the value of these investments became impaired and reduced the carrying amount by $5.9 million.

  Inventories:

    Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

  Fixed Assets:

    Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is one to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets, typically three to seven years. Disposals of capital equipment are recorded by removing the costs and accumulated depreciation from the accounts and gains or losses on disposals are included in the results of operations.

  Impairment of Long-Lived Assets:

    Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

  Revenue Recognition:

    The Company recognizes revenue from gross product sales, including freight charges, when a definite arrangement exists, upon shipment to the customer, upon fulfillment of acceptance terms, if any, when no significant contractual obligations remain outstanding, price is fixed and determinable, and collection is considered probable. The Company accrues for warranty costs, sales returns, co-op advertising and other allowances upon shipments based upon its experience. Additionally, the Company recognizes extended service revenue over the life of the service contract. During 1998, the Company recognized $2.5 million in revenue related to certain deliverables detailed in the joint development and marketing agreement with 3M concerning the ViewStation product line. The amounts recognized as

F–8

revenue from this agreement approximate the amounts that would have been recognized using the percentage of completion methodology.

  Research and Development Expenditures:

    Research and development expenditures are charged to operations as incurred. Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

  Advertising:

    The Company expenses the production costs of advertising as the expenses are incurred. The production costs of advertising consist primarily of magazine and radio advertisements, agency fees and other direct production costs. The advertising expense for the years ended December 31, 2000, 1999 and 1998 was $14.9 million, $10.0 million, and $5.8 million, respectively. In 1998, the Company traded inventory for advertising barter trade credits which were reflected in prepaid assets and stated at a net book value of $770,000 as of December 31, 1998. No revenue was recognized on this transaction. In 1999, the inventory was returned in exchange for the return of the barter credits and was fully reserved. Therefore, the net book value of the advertising barter trade credits was zero as of December 31, 2000 and 1999.

  Income Taxes:

    Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Translation of Foreign Currencies:

    For all of the Company's foreign subsidiaries, the functional currency is the U.S. dollar. Accordingly, monetary assets and liabilities are translated at year-end exchange rates while nonmonetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation which is translated at historical rates. Foreign exchange gains and losses have not been significant to date and have been recorded in results of operations.

  Computation of Net Income Per Share:

    Basic net income per share is computed using the weighted average number of common shares outstanding during the periods represented. Diluted net income per share is computed using common and dilutive common equivalent shares outstanding during the periods represented. Common equivalent

F–9

shares (including shares issued under the Stock Option Plan which are subject to repurchase) are excluded from the computation of fully diluted net loss per share when their effect is antidilutive.

  Fair Value of Financial Instruments:

    Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Estimated fair values of short-term and long-term investments, which are disclosed in footnote 3, are based on quoted market prices for the same or similar instruments.

  Stock-based Compensation:

    Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-based Compensation," encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock and is recognized over the vesting period which is generally three to five years.

    The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    In March 2000, the Financial Accounting Standards Board (FASB) issued FASB No. 44 (FIN 44) "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25)". FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain other provisions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of the provisions of FIN 44 did not have a material effect on the Company's consolidated financial statements.

  Acquisitions:

    On February 28, 2001, the Company completed the acquisition of Accord. Accord is a leading provider of next-generation, rich-media network products that enable Internet Protocol (IP) and other network voice and video communications in both the customer premises and service provider markets. Under the terms of the merger, the Company exchanged approximately 6.5 million shares of common stock for all outstanding Accord shares and assumed Accord options exercisable into approximately 1.3 million shares of the Company's common stock. The exchange and assumption was at a rate of 0.3065 Company shares for each Accord share. The transaction was treated as a pooling of interests for financial reporting purposes and consequently, the Company's historical consolidated financial statements have been restated as if the combined entity existed for all periods presented. All intercompany transactions between the two companies have been eliminated in consolidation. The Company and Accord had the same fiscal year ends of December 31. Further, adjustments required to conform accounting policies between the two companies, primarily associated with the classification of expenses, were insignificant.

F–10

    The following table reconciles the Company's previously reported revenues and earnings to the restated amounts presented in the accompanying financial statements ($ in thousands, except per share data):

	Year ended Dec. 31, 2000	Year ended Dec. 31, 1999	Year ended Dec. 31, 1998
Net revenues:
Polycom previously reported	$331,302	$200,067	$116,886
Accord	42,252	24,835	12,597

Restated net revenues	$373,554	$224,902	$129,483

Net income (loss):
Polycom previously reported	$49,228	$29,353	$15,601
Accord	(11,765)	364	(980)

Restated net income	$37,463	$29,717	$14,621

Basic net income (loss) per share:
Polycom previously reported	$0.69	$0.45	$0.27
Accord	(0.19)	—	(0.02)

Restated basic net income per share	$0.50	$0.45	$0.25

Diluted net income (loss) per share:
Polycom previously reported	$0.64	$0.40	$0.23
Accord	(0.19)	(0.02)	(0.03)

Restated diluted net income per share	$0.45	$0.38	$0.20

    On December 1, 1999, the Company completed the acquisition of Atlas Communication Engines, Inc., (Atlas) whereby a wholly owned subsidiary of the Company was merged with and into Atlas. Atlas designed, developed, marketed and sold high quality digital subscriber line (DSL) customer premise equipment and internet access devices primarily on an original equipment manufacturer (OEM) basis. Approximately 2.6 million shares of the Company's common stock were exchanged for all of the issued and outstanding capital stock of Atlas. In addition, outstanding stock options to purchase Atlas common stock were converted into options to purchase approximately 1.0 million shares of the Company's common stock. The transaction was treated as a pooling of interests for financial reporting purposes and, consequently, all prior period figures have been restated as if the combined entity existed for all periods presented. All intercompany transactions between the two companies have been eliminated in consolidation. The Company and Atlas had the same fiscal year end of December 31. Adjustments, related primarily to fixed asset capitalization, depreciation and inventory accounting, have been made to conform and align accounting policies between the two companies.

    On January 2, 1998, the Company completed the acquisition of ViaVideo Communications, Inc., (ViaVideo) whereby a wholly-owned subsidiary of the Company was merged with and into ViaVideo. ViaVideo was a development stage company that designed and developed high quality, low cost, easy to use, group videoconferencing systems that utilize advanced video and audio compression technologies along with Internet/Web-based features. Approximately 17.4 million shares of Polycom common stock were exchanged for all of the issued and outstanding capital stock of ViaVideo. In addition, outstanding stock options to purchase ViaVideo common stock were converted into options to purchase approximately 2.2 million shares of the Company's common stock. The transaction was treated as a pooling of interests for financial reporting purposes and, consequently, all prior period figures have been restated as if the combined entity existed for all periods presented. All intercompany transactions between the two companies have been eliminated in consolidation. The Company and ViaVideo had the same fiscal year end of December 31 and activity from the start of fiscal 1998 to the merger date

F–11

was not material. Further, there were no adjustments required to conform accounting policies between the two companies.

  Comprehensive Income:

    Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The components of comprehensive income were immaterial for all periods presented.

  Recent Pronouncements:

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, as amended by SFAS 138, established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for the fiscal years beginning after June 15, 2000. The Company adopted this pronouncement on January 1, 2001. This adoption did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter of the fiscal year beginning after December 15, 1999. The adoption of SAB 101 has not had a material impact on the Company's consolidated financial position, results of operations or cash flows.

F–12

3. Investments:

    Investments at December 31, 2000 and 1999 comprise (in thousands):

	Fair Value	Cost Basis
Investments — Short-term:
US Government securities	$7,394	$7,390
State and local governments	18,686	18,678
Corporate debt securities	26,319	26,337

Total	52,399	52,405
Investments — Long-term:
US government securities	2,405	2,400
State and local governments	26,309	26,228
Corporate debt securities	24,829	24,981

	53,543	53,609

Balances at December 31, 2000	$105,942	$106,014

Investments — Short-term:
US government securities	$7,718	$7,743
State and local governments	5,520	5,520
Corporate debt securities	11,577	11,577

Total	24,815	24,840
Investments — Long-term:
US government securities	3,762	3,777
State and local governments	7,976	8,013
Corporate debt securities	3,312	3,320

	15,050	15,110

Balances at December 31, 1999	$39,865	$39,950

    All short-term investments as of December 31, 2000 and 1999 mature within one year. Long-term investments mature within two years. During 2000 and 1999, there were no realized gains or losses on the disposal of investments.

4. Inventories:

    Inventories consist of the following (in thousands):

	December 31,
	2000	1999
Raw materials	$9,493	$3,040
Work in Process	1,033	197
Finished goods	39,445	17,685

Total inventories	$49,971	$20,922

F–13

5. Fixed Assets:

    Fixed assets, net, consist of the following (in thousands):

	December 31,
	2000	1999
Computer equipment and software	$27,885	$15,528
Equipment, furniture and fixtures	7,659	4,859
Tooling equipment	5,813	4,732
Leasehold improvements	1,542	737

	42,899	25,856
Less, accumulated depreciation and amortization	20,853	14,003

	$22,046	$11,853

6. Other Accrued Liabilities:

    Other accrued liabilities consist of the following (in thousands):

	December 31,
	2000	1999
Accrued expenses	$8,048	$6,282
Deferred service revenue	4,564	2,249
Warranty reserve	3,884	2,882
Employee stock purchase plan withholding	1,604	663
Royalties payable	1,092	372
Advances from customers	756	259
Sales tax payable	151	661
Other accrued liabilities	688	767

	$20,787	$14,135

7. Business Risks and Credit Concentration:

    The Company sells a limited number of products which serve the communications equipment market. A substantial majority of the Company's net revenues are derived from sales of the ViewStation, SoundStation, network systems products and network access products. Any factor adversely affecting demand or supply for these products could materially adversely affect the Company's business and financial performance.

    Currently, the Company subcontracts the manufacturing of the video, voice and network access products through one subcontractor in Asia. The Company believes that there are a number of alternative contract manufacturers that could produce these products, but in the event of a reduction or interruption of supply, it could take a significant period of time to qualify an alternative subcontractor and commence manufacturing. The effect of such reduction or interruption in supply on results of operations would be material. Certain key components used in our products are currently available from only one source and others are available from only a limited number of sources. Additionally, the Asian economy has gone through some recent problems which, as yet, have not had a material impact on the supply of Polycom product from the subcontractor or component suppliers used in this region. However, should the economic problems in Asia persist, it could create an interruption in supply which could materially adversely affect the results of operations.

F–14

    The Company's network systems products are manufactured in Israel which is currently experiencing internal and external conflicts that include terrorist and military action. The Company could experience a manufacturing disruption due to acts associated with this conflict which could harm our business. In addition, the technology used in the network system products was developed through grants from the Office of the Chief Scientist in Israel. Under Israeli law, it is prohibited to transfer technology developed pursuant to these grants to any person without the prior written consent of the Office of the Chief Scientist. The grants also contain restrictions on the ability to manufacture products developed with these grants outside of Israel. Approval to manufacture such products outside of Israel, if granted, is generally subject to an increase in the total amount to be repaid to the Office of the Chief Scientist to between 120% to 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. These restrictions on the ability to transfer technology to third parties or manufacture products outside Israel may adversely affect the Company's operating results and significantly reduce the value of the technology developed under these grants.

    The Company's cash, cash equivalents and investments are maintained with a limited number of international investment management companies and commercial banks and their international affiliates, and are invested in the form of demand deposit accounts, money market accounts, corporate debt securities and government securities. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

    The Company markets its products to distributors and end-users throughout the world. Management performs ongoing credit evaluations of the Company's customers and maintains an allowance for potential credit losses. The expansion of Polycom's product offerings may increase the Company's credit risk as customers place larger orders for the new products. There can be no assurance that the Company's credit loss experience will remain at or near historic levels. At December 31, 2000, one customer individually accounted for more than 10% of accounts receivable. At December 31, 1999, no single customer accounted for more than 10% of accounts receivable.

    The Company has investments in securities of private companies which are classified on the balance sheet as "Other investments." In addition, the Company has purchased licenses for technology incorporated in its products. The value of these long-term assets is monitored for any impairment and if it is determined that a write-down is necessary, this charge could have a material adverse effect on the Company's consolidated results of operations, financial position or cash flows.

8. Commitments and Contingencies:

  Litigation:

    On September 3, 1997, VTEL Corporation (VTEL) filed a lawsuit in the State District Court in Travis County, Texas against ViaVideo Communications, Inc., a subsidiary of Polycom, and its founders (who were formerly employed by VTEL). On May 27, 1998, VTEL amended its suit to add Polycom as a defendant. In the lawsuit, VTEL alleged breach of contract, breach of confidential relationship, disclosure of proprietary information and related allegations. ViaVideo, its founders and Polycom answered the suit, denying in their entirety VTEL's allegations. On March 3, 2000, VTEL voluntarily dismissed the allegations against Polycom and ViaVideo with prejudice for no consideration. The remaining balance of the accrual associated with the expenses estimated to be incurred in connection with this lawsuit, totaling $1.8 million, was released since no further material expenses will be incurred.

    In June 2000, Accord reached a settlement agreement, which resulted in a dismissal of the litigation begun by a competitor of Accord in November 1998. The competitor alleged that Accord infringed U.S. patents of the competitor. Under the agreement Accord paid $6.5 million which was charged to expense and reported under "Litigation settlement" in the consolidated statement of income.

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  Standby Letters of Credit:

    The Company has several standby letters of credit totaling approximately $100,000 which have been issued to guarantee certain of the Company's foreign office lease obligations and other contractual obligations. The Company also maintains, from time to time, commercial letters of credit as payments for the importation of certain products. The amounts do not exceed $100,000 and are outstanding less than 120 days.

    The Company had a $300,000 standby letter of credit that was issued in 1997 to guarantee certain of the Company's contractual obligation. This letter of credit was canceled in October 1999.

  License Agreement:

    On March 3, 2000, Polycom entered into a patent licensing agreement with VTEL Corporation (VTEL). VTEL provided a fully-paid up, royalty-free license to three patents related to various videoconferencing technologies. In exchange for these licenses, Polycom paid VTEL approximately $8.3 million and sublicensed to VTEL a royalty-bearing patent for videoconferencing technology. The royalty, if any, under the sublicense is payable to the patent holder not Polycom. Amortization of licenses is computed using the straight-line method over the economic lives of the respective licenses, generally five years.

    The Company also enters into other various license agreements in the normal course of business and the cost of those agreements are amortized over the expected life of the respective agreements. The cost of these agreements and the amounts amortized in the years shown, both combined and individually, are consider immaterial.

  Leases:

    The Company leases certain office facilities and equipment under noncancelable operating leases expiring between 2001 and 2010. Future minimum lease payments are as follows (in thousands):

Year ending December 31,	Leases
2001	$6,108
2002	5,940
2003	5,477
2004	5,374
2005	2,850
Thereafter	2,691

Minimum future lease payments	$28,440

    The Company leases 102,240 square feet of office space for its headquarters location in Milpitas, California. This lease is due to expire in January 2007. Under the terms of the lease, the Company is responsible for related maintenance, taxes and insurance. In all other material facility leases, the Company is responsible for related maintenance, taxes and insurance.

    Rent expense for the years ended December 31, 2000, 1999 and 1998 was $6.3 million, $3.0 million, and $1.6 million, respectively.

  Grants:

    In December 2000, Accord repaid all of its outstanding grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. Accordingly, an amount of $5,515,000 was recorded as an expense in the consolidated statement of income in 2000. Previously, Accord was obligated to pay royalties to the Office of the Chief Scientist on proceeds from sales of systems

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resulting from three research and development projects which the Office of the Chief Scientist helped fund with grants to Accord, at the following progressive royalty rates: 3% of annual system sales for the first three years of system sales by Accord, 4% for the next three years of system sales, and 5% for any systems sales thereafter, up to 100% of the aggregate amount of grants received by Accord. At the time the funding was received, successful development of the related projects was not assured.

    In December 2000, Accord repaid all of its outstanding grants from the Israel-United States Binational Industrial Research and Development foundation ("BIRD"). Accordingly, an amount of $361,000 was recorded as an expense in the consolidated statement of income in 2000. Accord was obligated to pay royalties to BIRD on the proceeds from sale, leasing or other marketing or commercial exploitation of the results of research and development in which BIRD helped fund with grants to Accord. Royalties up to the amount of 150% of the aggregate amount of the grant were to be paid at the rate of 5% of related products sales, up to the aggregate amount of the grant; once the amount of the grant was repaid, royalties would have been payable at the rate of 2.5% of related products sales, until additional royalties in an amount of 16%-50% of the aggregate grant amount were to be paid to BIRD.

    Accord was obligated to pay royalties to the Government of Israel related to marketing expenses in which the Government helped fund with grants to Accord amounting to approximately $312,000, which were received in 1996 through 1998. The royalties were payable at the rate of 3% of the increase in export sales after Accord began receiving marketing grants, up to the amount of the dollar-linked grant received. As of December 31, 1999, this entire royalty obligation was recorded in the financial statements.

    Royalty expenses related to the abovementioned commitments for the years ended December 31, 2000, 1999 and 1998, were approximately $1,582,000, $931,000 and $709,000, respectively.

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9. Credit Arrangements:

    The Company has available a $15.0 million bank revolving line of credit under an agreement with a bank. Borrowings under the line are unsecured and bear interest at the bank's prime rate (9.5% at December 31, 2000) or at an offshore interbank offered rate (IBOR) plus 0.65% (approximately 6.7% to 7.5%, depending on the term of the borrowings at December 31, 2000). Borrowings under the line are subject to certain financial covenants and restrictions on liquidity, indebtedness, financial guarantees, business combinations, profitability levels, and other related items. The line expires on October 31, 2002 but may be renewed by the Company for an additional year so long as certain liquidity measures are met at the time of renewal. The weighted average interest rates for the years ended December 31, 2000, 1999 and 1998 were 9.2%, 8.1%, and 8.4%, respectively.

    Prior to October 1999, the Company had a revolving line of credit with a bank for the lesser of $5,000,000 or the sum of 80% of eligible domestic trade accounts receivable and 50% of foreign trade accounts receivable, as defined, less the sum of the aggregate outstanding face amount of all letters of credit issued under the line. The line of credit expired in October 1999. Borrowings under the line were subject to certain financial covenants and restrictions on indebtedness, equity distributions, financial guarantees, business combinations and other related items and were collateralized by substantially all of the Company's assets.

    In March 1999, Accord entered into a line of credit agreement with a bank. Under this agreement, Accord could borrow up to $4 million for any purpose, for a period of two years. The interest on the outstanding line of credit is calculated daily at the LIBOR plus 1.5% (7.5% at December 31, 2000). The line of credit is collateralized by all of Accord's assets with a net book value of approximately $71,840,000.

    There were no balances outstanding for the above mentioned lines of credit and the Company was in compliance with all applicable financial covenants and restrictions for the periods presented.

10. Mandatorily Redeemable Convertible Preferred Stock:

    On June 28, 2000, Accord converted 3,693,761 mandatorily redeemable convertible preferred shares into common stock.

    Mandatorily redeemable convertible preferred shares consisted of the following at December 31, 1999 (in thousands, except share amounts):

	Number of shares authorized	Number of shares outstanding	Carrying Amount
Series A	1,149,375	1,130,994	$5,407
Series B	2,605,250	1,965,094	14,553
Series C	436,897	436,897	6,500

		3,532,985	26,460
Issuance costs			(544)

			$25,916

    In March 1998, Accord issued 807,167 series B preferred shares on the conversion of $5,983,000 of loans and accumulated interest and issued 424,174 series B preferred shares for net proceeds of $2,994,000, all at $7.31 per share.

    In August 1999, Accord issued 436,897 series C preferred shares to two investors at a purchase price of $14.88 per share for net proceeds of approximately $6,385,000.

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11. Stockholders' Equity:

  Public Stock Offering:

    In July 2000, Accord completed an initial public offering of 1,762,376 shares of common stock at an offering price of $35.89 per share. Of the shares sold, 1,732,665 were sold by Accord for net proceeds of approximately $54.9 million and 29,731 shares were sold by selling stockholders. Accord intends to use the net proceeds from this sale primarily for general corporate purposes, including working capital and capital expenditures.

    In August 2000, the Company completed the public offering of 5,608,976 shares of common stock at a price of $45.438 per share. Of the shares sold, approximately 3.5 million shares were sold by the Company for net proceeds of approximately $148.3 million, and the balance of shares were sold by a selling stockholder. The Company is using the net proceeds from this sale primarily for general corporate purposes, including working capital and capital expenditures.

  Stock Split:

    On August 2, 2000, the Company announced that its Board of Directors approved a two-for-one split of the Company's common stock. The stock split was effected as a stock dividend on August 31, 2000, and payable to all stockholders of record as of August 15, 2000. All references to share and per share amounts for all periods presented have been adjusted to give effect to this stock split.

  Preferred Stock:

    In March 1996, the Company authorized 18,095,690 shares of preferred stock. In May 1998, the Company reduced the authorized shares of preferred stock to 5,000,000. As of December 31, 1997, the Company had 7,102,104 authorized shares of convertible preferred stock, of which, 5,809,094 shares were outstanding. During 1998, the outstanding convertible preferred shares were converted to common stock before the merger between Polycom and ViaVideo. As of December 31, 2000, the Company has no shares of preferred stock outstanding.

  Common Stock:

    As of December 31, 2000 and 1999, 69,502 and 1,079,882 shares, respectively, of common stock were outstanding but subject to repurchase. These shares resulted from the founder stock of ViaVideo Communications, Inc. and ViaVideo employee stock options.

  Stock Option Plan:

    In 1996, the Board of Directors reserved 6,250,000 shares of common stock under its 1996 Stock Option Plan (the Plan) for issuance to employees and directors of the Company. In 1997, 1999 and 2000, an additional 2,000,000 shares, 3,000,000 shares and 3,500,000 shares, respectively, were reserved and approved by stockholders. The Plan supersedes the 1991 Stock Option Plan (91 Plan).

    In 1996, ViaVideo reserved 1,775,526 shares of common stock under the 1996 ViaVideo Communications, Inc. Stock Option Plan (ViaVideo Plan) for issuance to employees of ViaVideo. In 1997, an additional 1,420,420 shares were reserved and approved by stockholders. The ViaVideo Plan was assumed by Polycom on January 2, 1998 pursuant to the Agreement and Plan of Reorganization by and among Polycom, Venice Acquisition Corporation and ViaVideo Communications, Inc. dated June 11, 1997 as amended September 2, 1997. All remaining option shares available for grant and subsequent cancellations of option shares under the ViaVideo Plan expired or will expire as no additional option shares can be granted from the ViaVideo Plan subsequent to the merger.

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    In 1996, Atlas reserved 879,736 shares of common stock under the 1996 Stock Incentive Plan (Atlas Plan) for issuance to employees of Atlas. In 1997, an additional 351,894 shares were reserved and approved by stockholders. The Atlas Plan was assumed by Polycom on December 1, 1999 pursuant to the Agreement and Plan of Reorganization by and among Polycom, Periscope Acquisition Corporation and Atlas Communication Engines, Inc. dated November 18, 1999. All remaining option shares available for grant and subsequent cancellations of option shares under the Atlas Plan expired or will expire as no additional option shares can be granted from the Atlas Plan subsequent to the merger.

    In 1995, Accord reserved 5,087 shares of common stock under the 1995 Accord Networks Ltd. Stock ownership and Option Plan dated March 29, 1995 for issuance to employees of Accord Networks Ltd. In 1995, 1996, 1997, and 1999 an additional 239,739 shares, 17,209 shares, 687,419 shares, and 306,500 shares, respectively, were reserved. In the year 2000, the Accord Networks Ltd. 2000 Share Option Plan, the Accord Networks Ltd. Share Ownership and Option Plan (2000), and the Accord Networks, Ltd. 2000 Non-Employee Directors Option Plan were created with initial reserves of 229,875 shares, 229,875 shares and 61,300 shares, respectively. All of the Accord Networks Ltd. Plans were assumed by Polycom on February 28, 2001 pursuant to the Agreement and Plan of Merger and Reorganization dated as of December 5, 2000 as amended. All remaining option shares available for grant and subsequent cancellations of option shares under the Accord Networks Ltd. Plans expired or will expire as no additional option shares can be granted from the any of the Accord Networks Ltd. Plans subsequent to the merger.

    Under the terms of the Plan, the 91 Plan, the ViaVideo Plan, the Atlas Plan and the Accord Plans, options may be granted at prices not lower than fair market value at date of grant as determined by the Board of Directors. The options granted under the ViaVideo Plan and the 91 Plan are immediately exercisable, expire in ten years from the date of grant, and the unvested shares issued upon exercise of the options are generally subject to a right of repurchase by the Company upon termination of employment with the Company. Options granted under the Plan, the Atlas Plan and the Accord Plans expire ten years from the date of grant and generally are only exercisable upon vesting.

    Options granted under the Plan prior to December 1998 and under the 91 Plan normally vest at 20% after completing one year of service to the Company and the remaining amount equally over 48 months until fully vested after five years. Options granted under the ViaVideo Plan normally vest monthly for each month of service to the Company until fully vested after four years. Options granted under the Atlas Plan normally vest at 33% after completing one year of service to the Company and the remaining amount in equal quarterly installments over the next eight quarters until fully vested after three years. Options granted under the Accord Plans normally vest at 25% after completing one year of service to the Company and the remaining amount in equal quarterly installments over the next twelve quarters until fully vested after four years. For new options granted under the Plan beginning in December 1998, the options normally vest at 25% after completing one year of service to the Company and the remaining amount equally over 36 months until fully vested after four years. In addition, as a special grant to employees, option grants that become fully vested after one year of service to the Company have been made under the Plan and the Atlas Plan. While there are many option grants with vesting schedules different than those described, generally vesting of options is consistent within each of the plans.

F–20

    Activity under the Plans is as follows (in thousands, except share and per share data):

			Outstanding Options
	Shares Available for Grant	Number of Shares	Exercise Price	Aggregate Price	Weighted Avg Exercise Price
Balances, December 31, 1997	2,696,567	9,715,755	$0.04-$ 4.50	$15,287	$1.57
Options reserved	351,894	—	—	—	—
Options granted	(2,291,884)	2,291,884	$0.72-$10.28	14,198	$6.19
Options exercised	—	(1,594,100)	$0.04-$ 4.50	(1,655)	$1.04
Options canceled	789,904	(789,904)	$0.08-$ 7.56	(1,999)	$2.53
Options expired	(455,536)	—	—	—	—

Balances, December 31, 1998	1,090,945	9,623,635	$0.04-$10.28	$25,831	$2.68
Options reserved	3,306,500	—	—	—	—
Options granted	(4,003,565)	4,003,565	$2.84-$31.94	66,659	$16.65
Options exercised	—	(2,391,322)	$0.04-$16.00	(4,720)	$1.97
Options canceled	604,160	(604,160)	$0.04-$27.74	(4,581)	$7.58
Options expired	(278,192)	—	—	—	—

Balances, December 31, 1999	719,848	10,631,718	$0.04-$31.94	$83,189	$7.82
Options reserved	3,959,750	—	—	—	—
Options granted	(5,060,392)	5,060,392	$23.46-$67.00	206,899	$40.89
Options exercised	—	(3,292,079)	$0.04-$27.84	(12,569)	$3.82
Options canceled	912,420	(912,420)	$0.04-$65.19	(14,411)	$15.79
Options expired	(67,000)	—	—	—	—

Balances, December 31, 2000	464,626	11,487,611	$0.04-$67.00	$263,108	$22.90

    As of December 31, 2000, 1999 and 1998, 2,725,647, 2,644,251 and 3,791,496 outstanding options were exercisable at an aggregate average exercise price of $8.07, $1.79, and $1.14, respectively. Of these options that were exercisable, 109,083, 738,638 and 1,354,132 as of December 31, 2000, 1999 and 1998, respectively, were unvested and, the shares received on exercise would be subject to repurchase. In addition, as of December 31, 2000, 69,502 shares of common stock acquired under the ViaVideo Plan were subject to repurchase.

F–21

    The options outstanding and currently exercisable by exercise price at December 31, 2000 are as follows:

					Options Currently Exercisable
			Options Outstanding
		Weighted Average Remaining Contractual Life (Yrs)
Range of Exercise Price	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.04-$ 1.50	1,209,043	5.48	$0.93	852,959	$0.88
$1.56-$ 3.19	1,236,565	6.45	$2.55	442,156	$2.57
$3.27-$10.28	1,410,972	6.77	$6.60	558,004	$6.39
$11.91-$12.50	337,908	8.35	$12.45	105,976	$12.46
$12.56-$17.47	1,794,085	8.41	$17.19	523,130	$17.07
$17.88-$31.56	1,305,360	8.31	$27.05	232,147	$24.07
$31.66-$33.50	1,435,565	8.72	$33.40	11,275	$32.10
$33.81-$48.50	1,250,168	9.47	$42.42	—	—
$49.44-$51.47	1,140,000	9.68	$50.11	—	—
$52.43-$67.00	367,945	9.74	$59.34	—	—

	11,487,611	7.93	$22.90	2,725,647	$8.07

    Consistent with the disclosure provisions of SFAS No. 123, the Company's net income and basic and diluted net income per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ending December 31,
	2000	1999	1998
Net income — as reported	$37,463	$29,717	$14,621
Net income (loss) — pro forma	$(11,068)	$13,936	$3,954
Basic net income per share — as reported	$0.50	$0.45	$0.25
Basic net income (loss) per share — pro forma	$(0.15)	$0.21	$0.07
Diluted net income per share — as reported	$0.45	$0.38	$0.20
Diluted net income (loss) per share — pro forma	$(0.15)	$0.18	$0.06

    The impact on pro forma net income per share and net income in the table above may not be indicative of the effect in future years as options vest over several years and the Company continues to grant stock options to new employees.

    The fair value of each option grant is estimated on the date of grant using the multiple options approach with the Black-Scholes model with the following weighted average assumptions:

	2000	1999	1998
Risk-free interest rate	6.00%-6.24%	5.09%-5.66%	5.20%-5.57%
Expected life (yrs)	0.5	0.5	0.5
Expected dividends	—	—	—
Expected volatility	0.5-0.9	0.6-0.8	0.6-0.8

    The weighted average fair value of options granted pursuant to the Plans were $23.36, $9.58 and $3.36 in 2000, 1999 and 1998, respectively.

    The Company has also estimated the fair value of purchase rights issued under the Employee Stock Purchase Plan. Rights under this plan were also evaluated using the Black-Scholes option-pricing

F–22

model. The Company's plan is described in Note 12. Purchase periods occur twice yearly and each effectively contains a 6-month option.

    The fair value of each purchase right is estimated with the Black-Scholes model with the following weighted average assumptions:

	2000	1999	1998
Risk-free interest rate	6.02%	5.09%	5.20%
Expected life (yrs)	0.5	0.5	0.5
Expected dividends	—	—	—
Expected volatility	0.9	0.8	0.8

    The weighted average fair value of purchase rights granted pursuant to the Employee Stock Purchase Plan in 2000, 1999 and 1998 was $5.73, $2.78 and $1.69, respectively.

  Unearned Stock-based Compensation:

    In connection with certain stock option grants during 1999, the Company recorded unearned stock-based compensation cost totaling $2.4 million which is being recognized over the vesting period of the related options of three years. Amortization expense associated with unearned stock compensation totaled $845,000, $447,000 and zero in 2000, 1999 and 1998, respectively.

    Approximately $498,000 of unearned stock based compensation was reversed in 2000 upon cancellation of unvested stock option grants resulting from termination of certain employees.

  Warrants:

    In connection with a joint marketing and development agreement, dated March 28, 1997, for the ShowStation IP, Polycom granted 3M warrants to purchase up to 4,000,000 shares of the Company's common stock at an exercise price of $3.75 per share. The warrants were due to expire in March 1999 and were exercised on March 1, 1999. The warrants were valued at approximately $40,000 on the date of grant using the Black-Scholes model. As of December 31, 2000, the Company had no warrants outstanding.

    In March 1996 and 1998, Accord issued warrants to purchase 178,906 and 369,402 shares of series B preferred stock, respectively, for total consideration of $5,000, to several shareholders at an exercise price of $7.31 per share. Accord issued 18,130 and 160,776 shares of series B preferred stock in December 1999 and January 2000, respectively, upon the exercise of warrants. In the third quarter of 2000, Accord issued 294,175 shares of common stock upon the cashless exercise of a warrant.

    On April 28, 1999, Accord granted a warrant to a bank in connection with a two-year credit line. The warrant is exercisable for a period of three years to purchase 42,009 shares of common stock at an exercise price of $11.91 per share. In December 2000 the bank exercised the warrant for 30,658 shares of common stock.

  Preferred Share Rights Purchase Plan:

    On July 15, 1998, pursuant to a Preferred Shares Rights Agreement between Polycom, Inc. and BankBoston N.A., as Rights Agent, the Company's Board of Directors declared a dividend of one right to purchase one one-thousandth of a share of the Company's Series A Preferred Stock for each outstanding share of Common Stock, par value of $0.0005 per share, of the Company. The dividend was payable on July 31, 1998 to stockholders of record as of the close of business on that day. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $400.00, subject to adjustment. In October 2000, the Company's Board of Directors approved an amendment to the Preferred Share Rights Agreement to

F–23

increase the exercise price of each right from $90.00 to $400.00, which amendment was implemented subsequent to year-end. The Rights become exercisable (the Distribution Date) upon the earlier of: (i) fifteen days following the first date a public announcement by the Company or an Acquiring Person that an Acquiring Person has become such (the Shares Acquisition Date) and (ii) fifteen days (or such later date as may be determined by the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an Acquiring Person. A person or group of affiliated or associated persons that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding Common Shares is referred to as an "Acquiring Person." The Rights will expire on the earliest of (i) July 15, 2008 (the Final Expiration Date) or (ii) redemption or exchange of the Rights as described below.

    Unless the Rights are earlier redeemed, in the event that a person becomes an Acquiring Person (a Triggering Event), each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person or any affiliate of the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. The Company may instead substitute cash, assets or other securities for the Common Shares for which the Rights would have been exercisable.

    Similarly, unless the Rights are earlier redeemed, in the event that, after a Triggering Event, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person or any affiliate of the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

    At any time after a Triggering Event and prior to the acquisition by any person or entity of beneficial ownership of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

    At any time on or prior to the close of business on the earlier of (i) the Shares Acquisition Date and (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.005 per Right.

F–24

12. Employee Benefits Plans:

  401 (k) Plans:

    The Company has a 401 (k) Plan (the Polycom 401(k) Plan), which covers the majority of employees in the United Sates. Each eligible employee may elect to contribute to the Polycom 401(k) Plan, through payroll deductions, up to 20% of their compensation, subject to current statutory limitations. The Company, at the discretion of the Board of Directors, may make matching contributions to the Polycom 401(k) Plan. Beginning with fiscal year 2000 the Company matched 50% of the first 3% of compensation employees contribute to the Polycom 401(k) Plan, up to a maximum of $500 per participating employee per year. For fiscal year 2001, the maximum has been increased to $1,000 per participating employee per year.

    The Company also has a 401 (k) Plan which arose from the acquisition of Accord (the Accord 401(k) Plan), which covers substantially all Accord employees in the United States. Each eligible employee may elect to contribute to the Accord 401(k) Plan, through payroll deductions, up to 15% of their compensation, subject to current statutory limitations. The Company, at the discretion of the Board of Directors, may make matching contributions to the Accord 401(k) Plan but has not done so through 2000. In connection with the acquisition of Accord, the Accord 401(k) Plan will terminate in 2001. Beginning April 2, 2001, all eligible Accord employees may elect to participate in the Polycom 401(k) Plan.

  Employee Stock Purchase Plan:

    Under the Employee Qualified Stock Purchase Plan, the Company can grant stock purchase rights to all eligible employees during offering periods of up to a maximum of 24 months with purchase dates approximately every six months (beginning each February and August). The Company has reserved 2,000,000 shares of common stock for issuance under the plan. Shares are purchased through employees' payroll deductions, up to a maximum of 15% of employees' compensation, at purchase prices equal to 85% of the lesser of the fair market value of the Company's common stock at either the date of the employee's entrance to the offering period or the purchase date. No participant may purchase more than 3,000 shares or $25,000 worth of common stock in any one calendar year.

  Other Benefit Plans:

    Under Israeli labor laws and agreements the Company is required to pay severance pay upon dismissal of an employee of the Company's Israeli subsidiary or upon termination of employment in specified circumstances. The Company's severance pay for its employees in Israel, based upon length of service and the latest monthly salary (one month's salary for each year worked), is mainly covered by purchased managerial insurance policies. The value of these policies is recorded as an asset in the consolidated balance sheets. Under labor agreements, these insurance policies are the property of the employees, subject to specified limitations. The net amount of severance pay charged against income totaled approximately $739,000, $239,000 and $193,000 in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999 severance pay funded included in other assets was approximately $931,000 and $616,000, respectively, and accrued severance pay included in long-term liabilities was approximately $1,540,000 and $888,000, respectively.

    The Company is also contributing funds on behalf of it's Israeli employees to an individual insurance policy. This policy provides a combination of savings plan, insurance and severance pay benefits to the insured employee. It provides for payments to the employee upon retirement or death and secures a substantial portion of the severance pay, if any, to which the employee is legally entitled upon termination of employment. Each participating employee contributes an amount equal to 5.0% of the employee's base salary, and the employer contributes between 13.3% and 15.8% of the employee's base salary. All of our full-time Israeli employees participate in this benefit package. We also provide

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some employees with an education fund, to which each participating employee contributes an amount equal to 2.5% of the employee's base salary, and the employer contributes an amount equal to 7.5% of the employee's base salary.

13. Income Taxes:

    Income tax expense consists of the following (in thousands):

	Year ended December 31,
	2000	1999	1998
Current
U. S. Federal	$24,955	$20,460	$3,415
Foreign	855	337	35
State and local	4,212	817	893

Total current	$30,022	$21,614	$4,343
Deferred
U. S. Federal	$(5,423)	$(6,538)	$(2,594)
Foreign	(15)	(130)	—
State and local	(337)	(1,330)	—

Total deferred	$(5,775)	$(7,998)	$(2,594)

Income tax expense	$24,247	$13,616	1,749

    The sources of income before the provision for income taxes are as follows (in thousands):

	Year ended December 31,
	2000	1999	1998
United States	$60,498	$49,765	$17,262
Foreign	1,212	(6,432)	(892)

Income before provision for income taxes	$61,710	$43,333	$16,370

    The Company's tax provision differs from the provision computed using statutory tax rates as follow (in thousands):

	Year ended December 31,
	2000	1999	1998
Federal tax at statutory rate	$21,590	$15,167	$5,671
State taxes, net of federal benefit	2,401	1,719	1,007
Nondeductible expenses	729	1,603	83
Tax exempt interest	(1,242)	(228)	—
Foreign income at tax rates different than U.S. rates	—	2,458	107
Change in valuation allowance	—	(7,679)	(3,863)
Current NOL and credit utilization	(1,162)	(2,183)	(1,256)
Other	1,931	2,759	—

Tax provision	$24,247	$13,616	$1,749

F–26

    The tax effects of temporary differences that give rise to the deferred tax assets are presented below (in thousands):

	2000	1999
Fixed assets, principally due to differences in depreciation	$1,516	$739
Other accrued liabilities	12,587	7,938
Capitalized research expenditures	—	—
Net operating loss carryforwards	7,019	1,681
Tax credit carryforwards	8,312	247
Valuation allowance	—	—

Net deferred tax asset	$29,434	$10,605

    The valuation allowance established in prior years was reversed in 1999 due to the Company's belief that the deferred tax assets will more likely than not be realized.

    As of December 31, 2000, the Company has tax net operating loss carryforwards for tax purposes of approximately $20,052,000 and tax credit carryforwards of $8,312,000. These net operating loss carryforwards expire in the years 2007 through 2020 and the tax credit carryforwards expire in the years 2007 through 2020. A portion of the future utilization of the Company's net operating loss and credit carryforwards are subject to certain limitations due to a change in ownership that occurred in 1998.

    The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless they are considered permanently invested outside of the U.S. At December 31, 2000, the cumulative amount of earnings upon which U.S. income taxes have not been provided are approximately $13,000,000. At December 31, 2000, the unrecognized deferred tax liability for these earnings was approximately $4,000,000.

    The Company has been granted a beneficial tax status by the Israeli tax authorities for income earned in Israel. Under the terms, the Company will not be subject to tax until two years after all accumulated net operating loss carryforwards have been offset by taxable income. A reduced 25% rate will be applied to income for eight years following the two year exemption. The reduced tax rates, as well as other tax benefits, are conditional upon the Company fulfilling the terms stipulated under the Israeli law for the Encouragement of Capital Investments in 1959. Failure to comply with these conditions may result in cancellation of the benefits in whole or in part.

14. Business Segment Information:

    The Company operates in one business segment, named Communications, and markets its products in the United States and in foreign countries through resellers.

F–27

    The Company's net revenues are all denominated in U.S. dollars and are summarized as follows (in thousands):

	Year ended December 31,
	2000	1999	1998
United States	$245,373	$153,342	98,710
Canada	7,054	4,825	1,222

North America	252,427	158,167	99,932
Europe, Middle East & Africa	70,602	43,312	18,337
Asia	42,120	18,550	8,188
Caribbean & Latin America	8,405	4,873	3,026

Total International	121,127	66,735	29,551

	$373,554	$224,902	$129,483

    The percentage of total net revenues for the Video Communications, Voice Communications, Network Systems and Network Access products were as follows:

	Year ended December 31,
	2000	1999	1998
Video communications	58%	56%	43%
Voice communications	23%	31%	43%
Network systems	11%	11%	10%
Network access	8%	2%	4%

Total net revenues	100%	100%	100%

    No customer accounted for more than 10% of the Company's net revenues in 2000. Lucent Technologies, Inc. accounted for 10% of the Company's net revenues in 1999 and 1998.

    The Company's fixed assets, net of accumulated depreciation, are located in the following geographical areas (in thousands):

	December 31,
	1999	2000
	Fixed assets	Fixed assets
North America	$10,128	$17,998
Israel	1,189	2,993
Other	536	1,055

Total	$11,853	$22,046

F–28

15. Earnings Per Share (EPS) Disclosures:

    In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (in thousands except per share amounts).

	Year ended December 31,
	2000	1999	1998
Numerator — basic and diluted EPS
Net income	$37,463	$29,717	$14,621

Denominator — basic EPS
Weighted average common stock outstanding	75,807	67,307	61,156
Shares subject to repurchase	(543)	(1,832)	(3,144)

Total shares used in calculation of basic EPS	75,264	65,475	58,012

Basic net income per share	$0.50	$0.45	$0.25

Denominator — diluted EPS
Denominator — basic EPS	75,264	65,475	58,012
Effect of dilutive securities:
Common stock options	6,035	6,543	5,997
Shares subject to repurchase	543	1,832	3,144
Convertible warrants and preferred stock	1,986	3,998	4,456

Total shares used in calculation of diluted EPS	83,828	77,848	71,609

Diluted net income per share	$0.45	$0.38	$0.20

    In 2000, 1999 and 1998, 864,887, 268,522 and 468,664 options, respectively, on a weighted average basis were excluded from the computation of earnings per share, since the option exercise price was greater than the average market price of the common shares for the period.

16. Balances and Transactions with Related Parties:

    In October 1998, Accord terminated a joint research and development agreement with a shareholder, which was originally entered into in 1995. Under the terms of the termination, the shareholder was granted a royalty-free license to sell some of the technology that was jointly developed by the two companies. Additionally, in March 1999, Accord issued to the shareholder 121,887 series A preferred shares in full and final satisfaction of the anti-dilution rights provided under a 1995 subscription agreement. The estimated value (approximately $1,656,000) of the anti-dilution right, which related to the shareholder's original preferred share purchase in 1995, and which occurred concurrently with the research and development agreement, was recorded as mandatorily redeemable convertible preferred stock and expensed in 1995. Additional share issuances under this anti-dilution right, including the final 121,887 shares, recorded at the nominal amount paid by the shareholder.

17. Subsequent Event (Unaudited):

    a) Acquisition of Circa Communications Ltd.

    On April 2, 2001, the Company announced the completion of its acquisition of Circa Communications Ltd. (Circa), a leading developer of voice over internet protocol (VoIP) telephony products. Under the terms of the transaction, the Company exchanged 665,884 shares of common stock for all outstanding Circa shares and assumed Circa options exercisable into 248,597 shares of Polycom common stock. An additional 421,555 shares of Polycom common stock are issuable upon the successful completion of certain revenue-based earn-out thresholds. This acquisition will be accounted for as a purchase combination.

F–29

    b) Definitive Agreement to acquire PictureTel Corporation

    In May 2001, the Company signed a definitive agreement to acquire PictureTel Corporation (PictureTel), a worldwide leader in integrated collaboration. Under the terms of the agreement, the Company will commence an offer to purchase all of the outstanding shares of PictureTel for a combination of 0.1177 shares of Polycom common stock and $3.11 in cash to be exchanged for each share of PictureTel. In total, approximately 6.7 million shares of the Company's common stock and $176 million in cash will be exchanged for all outstanding shares of PictureTel and the Company will assume PictureTel's outstanding stock options, issued under PictureTel's employee stock option plans, exercisable into approximately 1.4 million shares of the Company's common stock. The value of the transaction is approximately $362 million, or $6.42 per share. The offer will be followed by a merger in which the Company's common stock and cash will be issued at the same exchange ratio paid in the offer. The acquisition, which has been approved by the boards of directors of both companies, is also subject to the tender of a majority of the outstanding fully-diluted shares of PictureTel common stock and other customary closing conditions, including obtaining applicable regulatory approval. In addition, this transaction is intended to be accounted for as a purchase business combination and is a taxable transaction. The Company anticipates that this acquisition will be completed by the end of 2001, depending on the timing of regulatory reviews.

F–30

POLYCOM, INC.
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)
(in thousands, except per share amounts)

	1999				2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
				(b)	(c)	(d)		(e)
Net revenue
Previously reported	$41,314	$45,981	$52,284	$60,488	$67,295	$77,488	$86,489	$100,030
Accord Networks	4,830	5,546	6,534	7,925	8,259	9,571	10,874	13,548

Restated net revenues	$46,144	$51,527	$58,818	$68,413	$75,554	$87,059	$97,363	$113,578
Gross profit
Previously reported	$21,781	$25,148	$28,623	$33,258	$37,558	$43,318	$47,384	$53,075
Accord Networks	3,240	3,656	4,273	5,225	5,500	6,351	7,280	8,989

Restated gross profit	$25,021	$28,804	$32,896	$38,483	$43,058	$49,669	$54,664	$62,064
Net income
Previously reported	$7,740	$6,504	$7,222	$7,887	$11,629	$11,601	$13,846	$12,152
Accord Networks	(239)	177	214	212	220	(6,111)	1,339	(7,213)

Restated net income	$7,501	$6,681	$7,436	$8,099	$11,849	$5,490	$15,185	$4,939
Basic net income per share (basic EPS) (a)
Previously reported	$0.13	$0.10	$0.11	$0.12	$0.17	$0.17	$0.19	$0.16
Accord Networks	(0.01)	0.00	0.00	0.00	0.00	(0.09)	0.00	(0.10)

Restated basic EPS	$0.12	$0.10	$0.11	$0.12	$0.17	$0.08	$0.19	$0.06
Diluted net income per share (diluted EPS) (a)
Previously reported	$0.11	$0.09	$0.10	$0.11	$0.15	$0.15	$0.18	$0.15
Accord Networks	(0.01)	0.00	0.00	(0.01)	0.00	(0.08)	0.00	(0.09)

Restated diluted EPS	$0.10	$0.09	$0.10	$0.10	$0.15	$0.07	$0.18	$0.06

    All historical financial information has been restated to reflect the acquisitions that were accounted for as a pooling of interests.

    (a) Reflects the two-for-one stock split effective August 31, 2000.

    (b) Net income and net income per share include acquisition costs of $1.7 million. Pro forma net income and diluted net income per share, excluding these costs, net of tax, of $1.1 million, were $9.2 million and $0.11, respectively.

    (c) Net income and net income per share include litigation reserve release benefits of $1.8 million. Pro forma net income and diluted net income per share, excluding these benefits, net of tax, of $1.2 million, were $10.6 million and $0.13, respectively.

    (d) Net income and net income per share include litigation settlement costs of $6.5 million. Pro forma net income and diluted net income per share, excluding these benefits, net of tax, of $6.5 million, were $12.0 million and $0.15, respectively.

    (e) Net income and net income per share include acquisition costs and other investments adjustment costs of $16.5 million. Pro forma net income and diluted net income per share, excluding these costs, net of tax, of $13.9 million, were $18.9 million and $0.22, respectively.

F–31

FINANCIAL STATEMENT SCHEDULE—SCHEDULE II

POLYCOM, INC.
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at Beginning of Year	Additions	Deductions	Balance at End of Year
Year ended December 31, 2000
Allowance for doubtful accounts	$1,642	$1,739	$(793)	$2,588
Provision for obsolete inventory	$6,742	$3,101	$(3,236)	$6,607
Year ended December 31, 1999
Allowance for doubtful accounts	$871	$771	$—	$1,642
Provision for excess and obsolete inventory	$2,378	$4,958	$(594)	$6,742
Tax valuation Allowance	$7,679	$—	$(7,679)	$—
Year ended December 31, 1998
Allowance for doubtful accounts	$471	$400	$—	$871
Provision for excess and obsolete inventory	$2,419	$2,799	$(2,840)	$2,378
Tax valuation allowance	$11,542	$—	$(3,863)	$7,679

S–1

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CONSOLIDATED FINANCIAL STATEMENTS OF POLYCOM, INC. AS OF DECEMBER 31, 2000 AND 1999, AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 TOGETHER WITH ACCOMPANYING NOTES, AND THE RELATED FINANCIAL STATEMENT SCHEDULE, SUPPLEMENTARY FINANCIAL DATA AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
POLYCOM, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
POLYCOM, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
POLYCOM, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data)
POLYCOM, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands, except share data)
POLYCOM, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
POLYCOM, INC. SUPPLEMENTARY FINANCIAL DATA (Unaudited) (in thousands, except per share amounts)
FINANCIAL STATEMENT SCHEDULE—SCHEDULE II
POLYCOM, INC. VALUATION AND QUALIFYING ACCOUNTS (in thousands)